Exhibit 99.1

Premier, Inc. Reports Fiscal-Year 2024 Fourth-Quarter and Full-Year Results

CHARLOTTE, N.C., August 20, 2024 - Premier, Inc. (NASDAQ: PINC), a leading technology-driven healthcare improvement company, today reported financial results for the fiscal-year 2024 fourth quarter and full year ended June 30, 2024.

“I would like to thank our employees for another year of dedication to our mission and their ongoing efforts to enable our healthcare provider members to care for the communities they serve,” said Michael J. Alkire, Premier President and CEO. “Our fourth-quarter and full-year results for revenue and profitability exceeded our expectations as consolidated net revenue increased from the prior-year period driven by increases in both our Supply Chain Services and Performance Services segments. As we look ahead, we remain disciplined in our approach and believe we remain well positioned with a flexible balance sheet to enable our ability to continue to advance our strategy, drive the future performance of the company and return capital to stockholders. In addition, I’m pleased to report that our Board of Directors approved execution of another $200 million of Class A common shares under our previously announced $1 billion share repurchase authorization.”

Consolidated Financial Highlights
	Three Months Ended June 30,			Year Ended June 30,
(in thousands, except per share data)	2024	2023	% Change	2024	2023	% Change
Net revenue:
Supply Chain Services:
Net administrative fees	$165,422	$158,165	5%	$620,831	$611,035	2%
Software licenses, other services and support	13,796	8,298	66%	51,750	44,261	17%

Services and software licenses	179,218	166,463	8%	672,581	655,296	3%
Products	50,766	61,593	(18%)	213,722	244,659	(13%)

Total Supply Chain Services	229,984	228,056	1%	886,303	899,955	(2%)
Performance Services	120,357	112,317	7%	460,329	436,177	6%

Total segment net revenue	350,341	340,373	3%	1,346,632	1,336,132	1%
Eliminations	(73)	(9)	711%	(271)	(37)	632%

Net revenue	$350,268	$340,364	3%	$1,346,361	$1,336,095	1%

Net income	$60,605	$18,905	221%	$106,719	$174,887	(39%)
Net income attributable to stockholders	$60,676	$21,463	183%	$119,544	$175,026	(32%)
Diluted earnings per share attributable to stockholders	$0.57	$0.18	217%	$1.04	$1.46	(29%)

Consolidated Financial Highlights
	Three Months Ended June 30,			Year Ended June 30,
(in thousands, except per share data)	2024	2023	% Change	2024	2023	% Change
NON-GAAP FINANCIAL MEASURES*:
Adjusted EBITDA:
Supply Chain Services	$123,445	$126,688	(3%)	$466,931	$483,666	(3%)
Performance Services	33,672	36,266	(7%)	113,440	123,556	(8%)

Total segment adjusted EBITDA	157,117	162,954	(4%)	580,371	607,222	(4%)
Corporate	(38,424)	(31,894)	(20%)	(134,529)	(123,507)	(9%)

Adjusted EBITDA	$118,693	$131,060	(9%)	$445,842	$483,715	(8%)

Adjusted net income	$72,708	$80,716	(10%)	$270,403	$288,107	(6%)

Adjusted earnings per share (EPS)	$0.69	$0.67	3%	$2.36	$2.40	(2%)

*

Refer to “Premier’s Use and Definition of Non-GAAP Measures” below and the supplemental financial information at the end of this release for information on the company’s use of non-GAAP measures and a reconciliation of reported GAAP results to non-GAAP results.

Fiscal 2025 Guidance

Certain statements in this release, including without limitation, those in this section, are forward-looking statements. For additional information regarding the use and limitations of such statements, refer to “Cautionary Note Regarding Forward-Looking Statements” below.

Please note the following changes compared to how guidance has been presented historically:

•

As a result of the company’s previously announced plan to divest majority interests in the Contigo Health and S2S Global businesses, guidance is being presented excluding financial contributions from these businesses.

•

In conjunction with the evolution of the company’s digital supply chain strategy to more tightly align the Remitra business’ strategic and operational capabilities with the group purchasing organization (“GPO”), the company has determined it is more appropriate to report the Remitra business as part of the Supply Chain Services segment beginning in fiscal 2025.

•

As a result of the sale of the company’s non-healthcare GPO in fiscal 2024, our non-GAAP financial profitability measures will be updated in fiscal 2025 to exclude the impact of the OMNIA transaction including associated revenues sold, imputed interest expense and cash taxes paid on proceeds received. Guidance is being presented consistent with the change.

Based on its current outlook and the realization of the assumptions outlined below, the company expects the following:

•

Supply Chain Services segment revenue that is lower than the prior year primarily resulting from the expected increase in aggregate blended member fee share in the GPO from approximately 54% in fiscal 2024 to the low-60% range for fiscal 2025 on a full year basis as well as the exclusion of direct sourcing products revenue.

•

Performance Services segment revenue that is lower than the prior year primarily resulting from the exclusion of revenue from the Contigo Health and Remitra businesses as well as the timing of new bookings in fiscal 2025 related to fiscal 2024 finishing better than expected.

•	Together, these result in total expected net revenue that is lower than the prior year.

•

Adjusted EBITDA and adjusted EPS that are lower than the prior year primarily resulting from the aforementioned increase in aggregate blended member fee share in the GPO, the impact associated with fiscal 2024 terminated GPO members, and the exclusion of the impact of the OMNIA transaction including associated revenues sold, imputed interest expense and cash taxes paid on proceeds received.

Guidance Metric	Fiscal 2025 Guidance Range** (as of August 20, 2024)
Segment Net Revenue: Supply Chain Services Excluding S2S Global Performance Services Excluding Contigo Health	$560 million to $610 million $370 million to $410 million

Total Net Revenue Excluding Contigo Health and S2S Global	$930 million to $1.02 billion

Adjusted EBITDA	$235 million to $255 million

Adjusted EPS	$1.16 to $1.28

Fiscal 2025 guidance is based on the realization of the following key assumptions:

•	Net administrative fees revenue of $495 million to $525 million, which includes $60 million to $75 million in revenue related to non-healthcare member purchasing

•	Supply Chain Services segment software licenses, other services and support revenue of $65 million to $85 million

•	Capital expenditures of $90 million to $100 million

•	Effective income tax rate in the range of 25% to 27%

•	Cash income tax rate of less than 5%

•	Free cash flow of 45% to 55% of adjusted EBITDA

•	Does not include the impact of any significant acquisitions or share repurchases

**

Adjusted EBITDA, adjusted EPS and free cash flow presented in this financial guidance are forward-looking non-GAAP measures. Refer to “Premier’s Use and Definition of Non-GAAP Measures” below for information on the company’s use of non-GAAP measures. Premier, Inc. does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Total Net Revenue Excluding Contigo Health and S2S Global is also a forward-looking non-GAAP measure. Refer to “Premier’s Use of Forward-Looking Non-GAAP Measures” below for additional explanation.

Results of Operations for the Three Months Ended June 30, 2024

(As compared with the three months ended June 30, 2023)

GAAP net revenue of $350.3 million increased 3% from $340.4 million in the prior-year period. Refer to “Supply Chain Services” and “Performance Services” sections below for further discussion on the factors that impacted each segment during the quarter.

GAAP net income of $60.6 million increased 221% from $18.9 million in the prior-year period primarily due to the prior-year Contigo Health goodwill impairment and a decrease in interest expense as a result of there being no outstanding balance on the company’s revolving credit facility in the current-year period. This increase in GAAP net income for the current-year period was partially offset by an increase in employee-related expenses driven by increased headcount, primarily to support growth in our supply chain co-management business, and higher performance-related compensation expense as compared to the prior-year period which resulted from significantly lower prior-year performance against expectations.

GAAP diluted EPS of $0.57 increased 217% from $0.18 in the prior-year period due to the aforementioned drivers affecting GAAP net income and a decrease in the diluted weighted average shares outstanding as a result of the $400 million accelerated share repurchase transaction (“ASR”) announced in the third quarter of fiscal 2024.

Adjusted EBITDA of $118.7 million decreased 9% from $131.1 million in the prior-year period. Refer to “Supply Chain Services” and “Performance Services” sections below for further discussion on the factors that impacted each segment during the quarter.

Adjusted net income of $72.7 million decreased 10% from $80.7 million in the prior-year period primarily as a result of the same factors that impacted adjusted EBITDA as well as an increase in our effective income tax rate partially offset by a decrease in interest expense in the current-year period. Adjusted EPS of $0.69 increased 3% from $0.67 in the prior-year period primarily due to a decrease in the diluted weighted average shares outstanding as a result of the ASR partially offset by the aforementioned drivers affecting adjusted net income.

Segment Results

(For the fiscal fourth quarter of 2024 as compared with the fiscal fourth quarter of 2023)

Supply Chain Services

Supply Chain Services segment net revenue of $230.0 million increased 1% from $228.1 million in the prior-year period, primarily reflecting higher net administrative fees revenue and software license, other services and support revenue, partially offset by a decrease in products revenue.

Net administrative fees revenue of $165.4 million increased 5% from $158.2 million in the prior-year period driven by one-time contractual payments received from certain GPO members due to early termination in breach of their contracts and continued growth in member purchasing in both the acute and Continuum of Care GPO programs partially offset by an expected increase in the aggregate blended member fee share to the high-50% range in the quarter.

Products revenue of $50.8 million decreased 18% from $61.6 million in the prior-year period primarily due to lower pricing for and demand for certain products.

Segment adjusted EBITDA of $123.4 million decreased 3% from $126.7 million in the prior-year period primarily due to an increase in expenses in support of growth in the supply chain co-management business and higher performance-related compensation in the current-year period, the increase in aggregate blended member fee share in the GPO, and lower than normal logistics costs in the prior-year period, partially offset by the aforementioned increase in net revenue.

Performance Services

Performance Services segment net revenue of $120.4 million increased 7% from $112.3 million in the prior-year period, primarily due to an increase in consulting services revenue and an increase in revenue from enterprise license agreements in the current-year period compared with the prior-year period.

Segment adjusted EBITDA of $33.7 million decreased 7% from $36.3 million in the prior-year period mainly due to an increase in expenses primarily related to higher performance-related compensation in the current-year period as well as investments to support continued growth in the company’s adjacent markets businesses, partially offset by the aforementioned increase in net revenue.

Result of Operations for the Year Ended June 30, 2024

(As compared with the year ended June 30, 2023)

GAAP net revenue of $1,346.4 million increased 1% from $1,336.1 million in the prior year primarily due to increases in Performance Services segment net revenue and net administrative fees revenue offset by a decrease in products revenue.

GAAP net income of $106.7 million decreased 39% from net income of $174.9 million in the prior year primarily due to a $83.3 million increase in impairment of Contigo Health goodwill and long-lived assets year-over-year as well as a decrease of $16.4 million in equity earnings in the current year compared to the prior year primarily due to the previously disclosed amendment to the company’s minority investment agreement with FFF Enterprises which resulted in a change of accounting methodology for the investment.

GAAP diluted EPS of $1.04 decreased 29% from $1.46 in the prior year primarily due to the aforementioned drivers affecting GAAP net income partially offset by a decrease in the diluted weighted average shares outstanding as a result of the ASR.

Adjusted EBITDA of $445.8 million decreased 8% from $483.7 million in the prior year primarily due to decreases in each segment’s adjusted EBITDA.

Adjusted net income of $270.4 million decreased 6% from $288.1 million in the prior year primarily as a result of the decrease in adjusted EBITDA as well as an increase in our effective income tax rate as a result of the $140.1 million impairment of assets partially offset by an increase in interest income in the current year. Adjusted EPS of $2.36 decreased 2% from $2.40 in the prior year primarily due to the aforementioned drivers affecting adjusted net income partially offset by a decrease in the diluted weighted average shares outstanding as a result of the ASR.

Supply Chain Services segment net revenue of $886.3 million decreased 2% from $900.0 million for the same period a year ago. Segment adjusted EBITDA of $466.9 million decreased 3% from $483.7 million for the same period a year ago.

Performance Services segment net revenue of $460.3 million increased 6% from $436.2 million for the same period a year ago. Segment adjusted EBITDA of $113.4 million decreased 8% from $123.6 million for the same period a year ago.

Cash Flows and Liquidity

Net cash provided by operating activities (“operating cash flow”) for the year ended June 30, 2024 of $296.6 million decreased from $444.5 million in the prior year primarily due to $162.3 million in tax payments in the current year related to the sale of non-healthcare GPO operations and an increase in expenses to support continued growth in certain areas of the Supply Chain Services and Performance Services segments. These decreases to cash were partially offset by lower fiscal 2023 performance-related compensation payments during the fiscal first quarter compared to the fiscal 2022 payments in the prior year and increased cash inflows from continued growth in the Performance Services business.

Net cash used in investing activities for the year ended June 30, 2024 of $68.5 million decreased from the prior year primarily due to the cash outlay for fiscal 2023 acquisitions and cash received in the current year for the sale of PQS partially offset by an increase in purchases of property and equipment. Net cash used in financing activities in fiscal 2024 of $192.7 million increased from the prior year primarily driven by the $400.0 million ASR and a decrease in net borrowings under the company’s revolving credit facility. These uses of cash were partially offset by net proceeds from the sale of the company’s non-healthcare GPO operations in the current year. As of June 30, 2024, cash and cash equivalents were $125.1 million compared with $89.8 million as of June 30, 2023, and the company’s five-year, $1.0 billion revolving credit facility had no outstanding balance.

Free cash flow for the year ended June 30, 2024 was $115.7 million compared with $264.4 million in the prior year. The decrease was primarily due to the same factors that impacted operating cash flow, including the aforementioned $162.3 million in tax payments. Refer to “Premier’s Use and Definition of Non-GAAP Measures” below and the supplemental financial information at the end of this release for information on the company’s use of this and other non-GAAP financial measures and a reconciliation of reported GAAP results to non-GAAP results.

During the year ended June 30, 2024, the company paid aggregate dividends of $95.2 million to holders of its Class A common stock.

Conference Call and Webcast

Premier will host a conference call to provide additional detail around the company’s performance and outlook today at 8:00 a.m. ET. The call will be webcast live from the company’s website and, along with the accompanying presentation, will be available at the following link: Premier Events. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investors.premierinc.com.

For those parties who do not have internet access, the conference call may be accessed by calling one of the below telephone numbers and asking to join the Premier, Inc. call:

Domestic participant dial-in number (toll-free):	(833) 953-2438
International participant dial-in number:	(412) 317-5767

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,350 U.S. hospitals and health systems and approximately 325,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com, as well as X, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Premier’s Use and Definition of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted net income, adjusted earnings per share, and free cash flow. These are non-GAAP financial measures that are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP financial measures used by other companies. We include these non-GAAP financial measures to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, we believe allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. Management believes EBITDA, adjusted EBITDA and segment adjusted EBITDA assist the company’s board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results. Adjusted EBITDA and segment adjusted EBITDA are supplemental financial measures used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners, payments to certain former limited partners that elected to execute a Unit Exchange and Tax Receivable Agreement (“Unit Exchange Agreement”) in connection with our August 2020 restructuring and purchases of property and equipment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it enables the company to seek enhancement of stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

Non-recurring items are items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include stock-based compensation, acquisition- and disposition-related expenses, strategic initiative- and financial restructuring-related expenses, remeasurement of TRA liabilities, loss on disposal of long-live assets, gain or loss on FFF put and call rights, income and expense that has been classified as discontinued operations and other expense.

Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

EBITDA is defined as net income before income or loss from discontinued operations, net of tax, interest and investment income or expense, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets.

Adjusted EBITDA is defined as EBITDA before merger and acquisition-related expenses and non-recurring, non-cash or non-operating items.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition-related expenses and non-recurring or non-cash items. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA. Segment Adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations.

Adjusted net income is defined as net income attributable to Premier (i) excluding income or loss from discontinued operations, net, (ii) excluding income tax expense, (iii) excluding the effect of non-recurring or non-cash items, including certain strategic initiative- and financial restructuring-related expenses, (iv) reflecting an adjustment for income tax expense on Non-GAAP net income before income taxes at our estimated annual effective income tax rate, adjusted for unusual or infrequent items and (v) excluding the equity in net income of unconsolidated affiliates.

Adjusted earnings per share is Adjusted Net Income divided by diluted weighted average shares.

Free cash flow is defined as net cash provided by operating activities from continuing operations less distributions and Tax Receivable Agreement payments to limited partners, early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with our August 2020 restructuring and purchases of property and equipment. Free Cash Flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

The Company has revised the definitions for Adjusted EBITDA, Segment Adjusted EBITDA and Adjusted Net Income from the definitions reported in the 2023 Annual Report. Adjusted EBITDA and segment Adjusted EBITDA definitions were revised to exclude the impact of equity earnings in unconsolidated affiliates. The Adjusted Net Income definition was revised (1) remove the exclusion of the impact of adjustment of redeemable limited partners’ capital to redemption amount, (2) remove the impact of the exchange of all Class B common units for shares of Class A common stock for periods prior to our August 2020 Restructuring and the resulting elimination of non-controlling interest in Premier LP, and (3) add the exclusion of equity earnings in unconsolidated affiliates. For comparability purposes, prior year non-GAAP financial measures are presented based on the current definitions in the above section.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-K for the year ended June 30, 2024, expected to be filed with the SEC shortly after this release, and which will also be made available on Premier’s website at investors.premierinc.com.

Premier’s Use of Forward-Looking Non-GAAP Measures

The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for the more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted earnings per share without unreasonable effort. This is due to the fact that future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the supplemental financial information for reconciliation of reported GAAP results to non-GAAP results. Such items include, but are not limited to, strategic and acquisition related expenses for professional fees; mark to market adjustments for put options and contingent liabilities; gains and losses on stock-based performance shares; adjustments to its income tax provision (such as valuation allowance adjustments and settlements of income tax claims); items related to corporate and facility restructurings; and certain other items the company believes to be non-indicative of its ongoing operations. Such adjustments may be affected by changes in ongoing assumptions, judgements, as well as nonrecurring, unusual or unanticipated charges, expenses or gains/losses or other items that may not directly correlate to the underlying performance of our business operations. The exact amount of these adjustments is not currently determinable but may be significant.

As noted above in this release, as a result of the company’s previously announced plan to divest majority interests in the Contigo Health and S2S Global businesses, the forward-looking guidance presented in this release (including Total Net Revenue Excluding Contigo Health and S2S Global, Adjusted EBITDA, Adjusted EPS, and free cash flow) excludes the financial contributions from these businesses, in addition to any applicable adjustments for non-GAAP financial measures described above under “Premier’s Use and Definition of Non-GAAP Measures.”

Also as noted above in this release, as a result of the sale of the company’s non-healthcare GPO in fiscal 2024, our non-GAAP financial profitability measures will be updated in fiscal 2025 to exclude the impact of the OMNIA transaction including associated revenues sold, imputed interest expense and cash taxes paid on proceeds received. The forward-looking guidance presented in this release (including Adjusted EBITDA, Adjusted EPS, and free cash flow) reflects these adjustments in addition to any applicable adjustments for non-GAAP financial measures described above under “Premier’s Use and Definition of Non-GAAP Measures.”

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, including, but not limited to those related to our ability to advance our long-term strategies and develop innovations for, transform and improve healthcare, our ability to find partners for our S2S Global and Contigo Health businesses and the potential benefits thereof, our ability to fund and conduct share repurchases pursuant to the outstanding share repurchase authorization and the potential benefits thereof, the payment of dividends at current levels or at all, guidance on expected future financial performance and assumptions underlying that guidance, and our expected effective income tax rate, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to risks and uncertainties, many of which are outside Premier’s control. More information on risks and uncertainties that could affect Premier’s business, achievements, performance, financial condition, and financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including the information in those sections of Premier’s Form 10-K for the year ended June 30, 2024, expected to be filed with the SEC shortly after the date of this release. Premier’s periodic and current filings with the SEC are made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Investor contact:	Media contact:

Ben Krasinski	Amanda Forster
Senior Director, Investor Relations	Vice President, Public Relations
704.816.5644	202.879.8004
ben_krasinski@premierinc.com	amanda_forster@premierinc.com

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023
Net revenue:
Net administrative fees	$165,422	$158,165	$620,831	$611,035
Software licenses, other services and support	134,080	120,606	511,808	480,401

Services and software licenses	299,502	278,771	1,132,639	1,091,436
Products	50,766	61,593	213,722	244,659

Net revenue	350,268	340,364	1,346,361	1,336,095
Cost of revenue:
Services and software licenses	68,427	54,659	268,885	218,087
Products	46,027	53,212	189,464	221,719

Cost of revenue	114,454	107,871	458,349	439,806

Gross profit	235,814	232,493	888,012	896,289

Operating expenses:
Selling, general and administrative	143,320	185,389	709,651	601,554
Research and development	663	1,564	3,115	4,540
Amortization of purchased intangible assets	9,794	12,687	47,274	48,102

Operating expenses	153,777	199,640	760,040	654,196

Operating income	82,037	32,853	127,972	242,093

Equity in net income (loss) of unconsolidated affiliates	1,344	1,521	(295)	16,068
Interest income (expense), net	411	(2,711)	1,281	(14,470)
Other income, net	2,332	2,587	20,832	6,307

Other income, net	4,087	1,397	21,818	7,905

Income before income taxes	86,124	34,250	149,790	249,998
Income tax expense	25,519	15,345	43,071	75,111

Net income	60,605	18,905	106,719	174,887
Net loss attributable to non-controlling interest	71	2,558	12,825	139

Net income attributable to stockholders	$60,676	$21,463	$119,544	$175,026

Calculation of GAAP Earnings per Share
Numerator for basic and diluted earnings per share:
Net income attributable to stockholders	$60,676	$21,463	$119,544	$175,026
Denominator for earnings per share:
Basic weighted average shares outstanding	104,838	119,064	113,791	118,767
Effect of dilutive securities:
Stock options	—	14	—	81
Restricted stock units	758	540	553	524
Performance share awards	—	443	64	517

Diluted weighted average shares	105,596	120,061	114,408	119,889

Earnings per share attributable to stockholders:
Basic	$0.58	$0.18	$1.05	$1.47
Diluted	$0.57	$0.18	$1.04	$1.46

Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2024	June 30, 2023
Assets
Cash and cash equivalents	$125,146	$89,793
Accounts receivable (net of $1,455 and $2,878 allowance for credit losses, respectively)	126,694	115,295
Contract assets (net of $1,248 and $885 allowance for credit losses, respectively)	335,831	299,219
Inventory	79,799	76,932
Prepaid expenses and other current assets	80,546	60,387

Total current assets	748,016	641,626
Property and equipment (net of $742,063 and $662,554 accumulated depreciation, respectively)	205,711	212,308
Intangible assets (net of $295,955 and $265,684 accumulated amortization, respectively)	269,259	430,030
Goodwill	995,852	1,012,355
Deferred income tax assets	776,202	653,629
Deferred compensation plan assets	54,422	50,346
Investments in unconsolidated affiliates	228,562	231,826
Operating lease right-of-use assets	20,635	29,252
Other assets	102,790	110,115

Total assets	$3,401,449	$3,371,487

Liabilities and stockholders’ equity
Accounts payable	$60,361	$54,375
Accrued expenses	65,567	47,113
Revenue share obligations	292,792	262,288
Accrued compensation and benefits	101,366	60,591
Deferred revenue	19,642	24,311
Current portion of notes payable to former limited partners	101,523	99,665
Line of credit and current portion of long-term debt	1,008	216,546
Current portion of liability related to the sale of future revenues	51,798	—
Other current liabilities	52,506	50,574

Total current liabilities	746,563	815,463
Long-term debt, less current portion	—	734
Notes payable to former limited partners, less current portion	—	101,523
Deferred compensation plan obligations	54,422	50,346
Operating lease liabilities, less current portion	11,170	21,864
Liability related to the sale of future revenues, less current portion	599,423	—
Other liabilities	27,640	47,202

Total liabilities	1,439,218	1,037,132

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 111,456,454 shares issued and 105,027,079 shares outstanding at June 30, 2024 and 125,587,858 shares issued and 119,158,483 shares outstanding at June 30, 2023	1,115	1,256
Treasury stock, at cost; 6,429,375 shares at both June 30, 2024 and June 30, 2023	(250,129)	(250,129)
Additional paid-in capital	2,105,684	2,178,134
Retained earnings	105,590	405,102
Accumulated other comprehensive loss	(29)	(8)

Total stockholders’ equity	1,962,231	2,334,355

Total liabilities and stockholders’ equity	$3,401,449	$3,371,487

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended June 30,
	2024	2023
Operating activities
Net income	$106,719	$174,887
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	129,002	133,793
Equity in net loss (income) of unconsolidated affiliates	295	(16,068)
Deferred income taxes	(122,573)	71,403
Stock-based compensation	23,290	13,734
Impairment of assets	140,053	56,718
Other, net	(4,518)	6,501
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(11,399)	477
Contract assets	(39,265)	(41,088)
Inventory	(2,867)	42,720
Prepaid expenses and other assets	(5,920)	21,056
Accounts payable	8,717	7,415
Revenue share obligations	30,504	16,893
Accrued expenses, deferred revenue and other liabilities	44,522	(43,898)

Net cash provided by operating activities	$296,560	$444,543

Investing activities
Purchases of property and equipment	$(81,189)	$(82,302)
Sale of investment in unconsolidated affiliates	12,753	—
Acquisition of businesses and equity method investments, net of cash acquired	—	(187,750)
Investment in unconsolidated affiliates	(30)	(2,060)
Other	—	(1,510)

Net cash used in investing activities	$(68,466)	$(273,622)

Financing activities
Payments on notes payable	$(100,937)	$(100,859)
Proceeds from credit facility	—	470,000
Payments on credit facility	(215,000)	(405,000)
Proceeds from sale of future revenues	681,427	—
Payments on liability related to the sale of future revenues	(31,535)	—
Cash dividends paid	(95,207)	(100,233)
Repurchase of Class A common stock	(400,000)	—
Payments on deferred consideration related to acquisition of business	(27,187)	(27,927)
Proceeds from exercise of stock options under equity incentive plan	—	6,078
Other, net	(4,281)	(9,325)

Net cash used in financing activities	$(192,720)	$(167,266)

Effect of exchange rate changes on cash flows	(21)	(5)
Net increase in cash and cash equivalents	35,353	3,650
Cash and cash equivalents at beginning of year	89,793	86,143

Cash and cash equivalents at end of period	$125,146	$89,793

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

(In thousands)

	Year Ended June 30,
	2024	2023
Net cash provided by operating activities	$296,560	$444,543
Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement (a)	(99,665)	(97,806)
Purchases of property and equipment	(81,189)	(82,302)

Free Cash Flow	$115,706	$264,435

(a)

Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with Premier’s August 2020 restructuring are presented in the Consolidated Statements of Cash Flows under “Payments made on notes payable.” During the year ended June 30, 2024, the company paid $102.7 million to members including imputed interest of $3.0 million which is included in net cash provided by operating activities. During the year ended June 30, 2023, the company paid $102.7 million to members, including imputed interest of $4.9 million which is included in net cash provided by operating activities.

Supplemental Financial Information

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income	$60,605	$18,905	$106,719	$174,887
Interest (income) expense, net	(411)	2,711	(1,281)	14,470
Income tax expense	25,519	15,345	43,071	75,111
Depreciation and amortization	20,636	20,538	81,728	85,691
Amortization of purchased intangible assets	9,794	12,687	47,274	48,102

EBITDA	116,143	70,186	277,511	398,261
Stock-based compensation	205	(2,504)	23,876	14,355
Acquisition- and disposition-related expenses	4,117	5,559	12,612	17,151
Strategic initiative and financial restructuring-related expenses	(119)	2,843	2,850	13,831
Equity in net (income) loss of unconsolidated affiliates	(1,344)	(1,521)	295	(16,068)
Gain on sale of investment in unconsolidated affiliates	—	—	(11,046)	—
Impairment of assets	—	56,718	140,053	56,718
Other reconciling items, net	(309)	(221)	(309)	(533)

Adjusted EBITDA	$118,693	$131,060	$445,842	$483,715

Income before income taxes	$86,124	$34,250	$149,790	$249,998
Equity in net (income) loss of unconsolidated affiliates	(1,344)	(1,521)	295	(16,068)
Interest (income) expense, net	(411)	2,711	(1,281)	14,470
Other income, net	(2,332)	(2,587)	(20,832)	(6,307)

Operating income	82,037	32,853	127,972	242,093
Depreciation and amortization	20,636	20,538	81,728	85,691
Amortization of purchased intangible assets	9,794	12,687	47,274	48,102
Stock-based compensation	205	(2,504)	23,876	14,355
Acquisition- and disposition-related expenses	4,117	5,559	12,612	17,151
Strategic initiative and financial restructuring-related expenses	(119)	2,843	2,850	13,831
Deferred compensation plan expense	1,400	2,274	8,769	5,422
Impairment of assets	—	56,718	140,053	56,718
Other reconciling items, net	623	92	708	352

Adjusted EBITDA	$118,693	$131,060	$445,842	$483,715

SEGMENT ADJUSTED EBITDA
Supply Chain Services	$123,445	$126,688	$466,931	$483,666
Performance Services	33,672	36,266	113,440	123,556
Corporate	(38,424)	(31,894)	(134,529)	(123,507)

Adjusted EBITDA	$118,693	$131,060	$445,842	$483,715

Net income attributable to stockholders	$60,676	$21,463	$119,544	$175,026
Income tax expense	25,519	15,345	43,071	75,111
Amortization of purchased intangible assets	9,794	12,687	47,274	48,102
Stock-based compensation	205	(2,504)	23,876	14,355
Acquisition- and disposition-related expenses	4,117	5,559	12,612	17,151
Strategic initiative and financial restructuring-related expenses	(119)	2,843	2,850	13,831
Equity in net (income) loss of unconsolidated affiliates	(1,344)	(1,521)	295	(16,068)
Gain on sale of investment in unconsolidated affiliates	—	—	(11,046)	—
Impairment of assets	—	56,718	140,053	56,718
Other reconciling items, net	752	(1,514)	(8,114)	5,108

Adjusted income before income taxes	99,600	109,076	370,415	389,334
Income tax expense on adjusted income before income taxes	26,892	28,360	100,012	101,227

Adjusted net income	$72,708	$80,716	$270,403	$288,107

Supplemental Financial Information

Reconciliation of GAAP EPS to Adjusted EPS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net income attributable to stockholders	$60,676	$21,463	$119,544	$175,026
Income tax expense	25,519	15,345	43,071	75,111
Amortization of purchased intangible assets	9,794	12,687	47,274	48,102
Stock-based compensation	205	(2,504)	23,876	14,355
Acquisition- and disposition-related expenses	4,117	5,559	12,612	17,151
Strategic initiative and financial restructuring-related expenses	(119)	2,843	2,850	13,831
Equity in net (income) loss of unconsolidated affiliates	(1,344)	(1,521)	295	(16,068)
Gain on sale of investment in unconsolidated affiliates	—	—	(11,046)	—
Impairment of assets	—	56,718	140,053	56,718
Other reconciling items, net	752	(1,514)	(8,114)	5,108

Adjusted income before income taxes	99,600	109,076	370,415	389,334
Income tax expense on adjusted income before income taxes	26,892	28,360	100,012	101,227

Adjusted net income	$72,708	$80,716	$270,403	$288,107

Weighted average:
Basic weighted average shares outstanding	104,838	119,064	113,791	118,767
Dilutive shares	758	997	617	1,122

Weighted average shares outstanding - diluted	105,596	120,061	114,408	119,889

Basic earnings per share attributable to stockholders	$0.58	$0.18	$1.05	$1.47
Income tax expense	0.24	0.13	0.38	0.63
Amortization of purchased intangible assets	0.09	0.11	0.42	0.41
Stock-based compensation	—	(0.02)	0.21	0.12
Acquisition- and disposition-related expenses	0.04	0.05	0.11	0.14
Strategic initiative and financial restructuring-related expenses	—	0.02	0.03	0.12
Equity in net (income) loss of unconsolidated affiliates	(0.01)	(0.01)	—	(0.14)
Gain on sale of investment in unconsolidated affiliates	—	—	(0.10)	—
Impairment of assets	—	0.48	1.23	0.48
Other reconciling items, net	0.01	(0.02)	(0.08)	0.04
Impact of corporation taxes	(0.26)	(0.24)	(0.88)	(0.85)
Impact of dilutive shares	—	(0.01)	(0.01)	(0.02)

Adjusted earnings per share	$0.69	$0.67	$2.36	$2.40